UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

BENEFIT STREET PARTNERS REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following is an email from the Chairman and Chief Executive Officer of Benefit Street Partners Realty Trust, Inc. (the "Company" or "BSP Realty Trust"), Richard Byrne, to certain stockholders of the Company. The email is available on the Company's website at www.bsprealtytrust.com.

Dear Financial Advisors,

As you may be aware, there is a proxy campaign underway for the Annual Meeting of Stockholders for Benefit Street Partners Realty Trust, Inc. (“BSP Realty Trust”). At least one of your clients holds an investment in BSP Realty Trust.

The Annual Meeting of Stockholders is scheduled for May 31, 2017 and includes voting for the Board of Directors, ratifying our audit firm, and voting on charter amendments that we believe will enhance BSP Realty Trust’s opportunity to have a successful liquidity event. Last year’s proxy campaign evidenced strong support of over 82% for the board recommendations to approve similar charter amendment proposals.

A minimum of 50% of outstanding shares as of the March 27, 2017 record date must vote to approve each charter amendment proposal in order for all charter amendment proposals to pass.

Details on the upcoming Annual Meeting of Stockholders and links to the proxy statement, Form 10-K filing and letter to stockholders are provided for your reference below:

Proxy Statement

Annual Report

Reminder Letter

BSP Realty Trust has engaged Broadridge as its proxy solicitor this year. Proxy solicitation costs are borne by the company and its stockholders and can be substantial. Encouraging your clients to vote today will help us manage such costs and will avoid the need for our proxy solicitor, Broadridge, to initiate further calls or mailings to them.

If you have any questions, please call 844-785-4393.

Thank you,

Richard Byrne

Chairman and CEO